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                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      LIBERTY SATELLITE & TECHNOLOGY, INC.


     Liberty Satellite & Technology Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV thereof and inserting the following in lieu thereof:

          "The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred seventy-five million (175,000,000) shares, which shall be divided into the following classes:

          (a) one hundred seventy million (170,000,000) shares shall be of a class designated Common Stock, par value $1.00 per share ("Common Stock"), such class to be divided into series as provided in Section A of this
     Article IV; and

          (b) five million (5,000,000) shares shall be of a class designated Preferred Stock, par value $.01 per share ("Preferred Stock"), such class to be issuable in series as provided in Section B of this Article IV."

     2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended by deleting the first paragraph of Section A of Article IV thereof and inserting the following in lieu thereof:

          "One hundred million (100,000,000) shares of Common Stock shall be of a series designated as Series A Common Stock (the "Series A Common Stock") and seventy million (70,000,000) shares of Common Stock shall be of a series designated as Series B Common Stock (the "Series B Common Stock")."

     3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding thereto the following new Section to the end of Article IV:
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                                   "SECTION D

                                  REVERSE SPLIT

     1.   Share Value Change.

               Effective immediately upon the filing hereof in the office of the Secretary of State of the State of Delaware of the Certificate of Amendment that provides for this Section D to the Corporation's Amended and Restated Certificate of Incorporation (the "Effective Time"), the outstanding shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be and hereby are combined and reclassified as follows: (i) each share of Series A Common Stock shall be reclassified as and converted into one-tenth of a share of Series A Common Stock; and (ii) each share of Series B Common Stock shall be reclassified as and converted into one-tenth of a share of Series B Common Stock, and the total number of shares of capital stock shall be reduced to a number that is one-tenth of the number so set forth in the first paragraph of this Article IV; PROVIDED, HOWEVER, that fractional shares of Common Stock will not be issued in connection with such combination and reclassification, and each holder of a fractional share of Common Stock shall receive in lieu thereof a cash payment determined by multiplying such fractional share of Common Stock by ten times the average closing price, if available, or if such price is not available, the closing bid price per share of Common Stock on the OTC Bulletin Board for the five trading days immediately preceding the Effective Time hereof, such payment to be made upon such other terms and conditions as the officers of the Corporation, in their judgment, determine to be advisable and in the best interests of the Corporation.

     2.   Certificate Exchange.

               Certificates representing shares combined and reclassified as provided herein are hereby canceled, and, upon presentation of the canceled certificates to the Corporation, the holders thereof shall be entitled to receive new certificates representing the number of shares held by such holders as a result of such combination and reclassification.

     3.   Series B Preferred Stock Voting Power Change.

               Subject to and immediately following the effectiveness of the reverse stock split described under paragraph 1 above, the terms of the Certificate of Designations of the Series B Preferred Stock of the Corporation shall be and are hereby amended to provide that the voting power of the holders of Series B Preferred Stock will be proportionately reduced by a factor of ten to reflect the combination and reclassification of the shares of Common Stock provided by this Section D, such that the holders of the Series B Preferred Stock will be entitled to 558 votes per share of Series B Preferred Stock upon all matters upon which holders of Series A Common Stock are entitled to vote."
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     4.   The aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of April, 2002.

                                        LIBERTY SATELLITE & TECHNOLOGY, INC.



                                        By: /s/ Kenneth G. Carroll
                                            ----------------------------------
                                            Name:  Kenneth G. Carroll
                                            Title: Senior Vice President
                                                   and Chief Financial Officer

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